Exhibit 99.1

eGain Announces Fiscal 2013 First Quarter Financial Results

•	Quarterly cloud software revenue up 14% sequentially and 42% year-over-year

•	Deferred revenue of $11.2 million up 59% year-over-year

•	Unbilled deferred revenue of $21.8 million up 148% year-over-year

•	Quarterly new business mix of 94% cloud contracts and 6% license contracts

•	eGain reiterates guidance for fiscal year 2013 cloud revenue growth of 40%

•	eGain reiterates guidance for fiscal year 2013 revenue growth of between 20% and 25%

Sunnyvale, Calif. (November 6, 2012) – eGain Communications (NASDAQ: EGAN), a leading provider of multichannel customer engagement solutions, today announced results for its fiscal 2013 first quarter ended September 30, 2012.

“We are pleased with the business momentum we achieved in the first quarter,” said Ashu Roy, eGain’s CEO. “We saw strong demand for our cloud solutions, which comprised 94% of new contracts during the quarter.”

“Our cloud revenue for the quarter is up 42% year-over-year. Based upon first quarter bookings and our current pipeline, we now expect our business mix for fiscal 2013 to be 70% new cloud contracts and 30% new license contracts versus our prior outlook of 60% new cloud contracts and 40% new license contracts. Even with this secular mix shift in our new bookings from on-premise to cloud, which would typically delay revenue recognition, we are reiterating our annual guidance of 20% to 25% total revenue growth. We are especially pleased with performance for the quarter in light of it historically being a seasonally slow period for new sales.”

Fiscal 2013 First Quarter Results:

Revenue: Total revenue for the fiscal first quarter was $10.7 million, compared to $10.4 million for the first quarter of fiscal 2012. License revenue for the fiscal first quarter was $713,000, compared to $2.9 million for the first quarter last year. Recurring revenue for the fiscal first quarter was $7.2 million, an increase of 24% on a year-over-year basis. Cloud software revenue was $3.7 million, an increase of 42% on a year-over-year basis. Professional services revenue for the fiscal first quarter was $2.8 million, an increase of 65% on a year-over-year basis. The significant increase in professional services was driven by a number of large customer deployments.

Gross Profit: Gross profit for the fiscal first quarter was $6.3 million, compared to $7.6 million for the first quarter of fiscal 2012. Gross margin for the fiscal first quarter was 59%, compared to 73% in the first quarter last year. The recurring revenue gross margin for the fiscal first quarter increased to 81%, compared to 78% in the first quarter last year.

Earnings per Share: Net loss for the fiscal first quarter was $2.9 million, or a loss of $0.12 per share on a basic and diluted basis, compared to net income of $516,000, or $0.02 per share on a basic and diluted basis, for the first quarter of last year. Effective this quarter, we made a voluntary change to our accounting policy for sales commissions related to non-cancellable cloud contracts, which resulted in a net decrease in commission expense of approximately $544,000 and a net increase of approximately $58,000 in the first quarter last year. Net loss for the fiscal first quarter included stock-based compensation expense of $304,000 and interest and tax expense of $214,000, compared to stock-based compensation expense of $130,000 and interest and tax expense of $206,000 in the first quarter last year.

Cash: Total cash, cash equivalents and restricted cash increased to $11.3 million at September 30, 2012, up from $10.9 million at June 30, 2012. Cash provided by operations was $824,000 for the fiscal first quarter, compared to cash provided by operations of $4.3 million for the first quarter of last year.

Deferred Revenue:

Deferred revenue increased 59% to $11.2 million at September 30, 2012, compared to $7.0 million at September 30, 2011. Unbilled deferred revenue, representing business that is contracted but not yet invoiced or collected and off balance sheet, was approximately $21.8 million, at September 30, 2012 up 148% from approximately $8.8 million at September 30, 2011.

Fiscal 2013 Guidance: Based upon first quarter bookings and the current pipeline eGain now expects the business mix for fiscal 2013 to be 70% new cloud contracts and 30% new license contracts. eGain reiterates it fiscal 2013 guidance of total revenue growth of between 20% and 25% and annual cloud revenue growth of 40%.

Quarterly Conference Call

eGain will discuss its quarterly results today via teleconference at 5:00 p.m. Eastern Daylight Time. To access the live call, please dial (866) 219-5829, or outside the U.S. (703) 639-1123, at least five minutes prior to the start time. A live webcast of the call can be accessed from the investors section at www.egain.com. An audio replay of the conference call can be accessed at (888) 266-2081 (U.S. toll-free) or (703) 925-2533 (international). The replay will be available starting two hours after the call and remain in effect for one week. The required pass code is #1594891. An archive of the webcast will also be available on the investors section at www.egain.com.

About eGain

eGain (EGAN) is a leading provider of cloud customer engagement software. Trusted by prominent enterprises worldwide, eGain has been helping businesses achieve and sustain customer service excellence for more than a decade.

To find out more about eGain, visit www.eGain.com or call the company’s offices:

800-821-4358 (United States), 1753-464646 (UK and Continental Europe).

Note: eGain, the eGain logo, and all other eGain product names and slogans are trademarks or registered trademarks of eGain Communications Corp. in the United States and/or other countries. All other company names and products mentioned in this release may be trademarks or registered trademarks of the respective companies.

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Cautionary Note Regarding Forward-Looking Statements

All statements in this release that involve eGain’s forecasts (including the above stated guidance), beliefs, projections, expectations, including but not limited to our financial performance and guidance, the anticipated growth of our business, market trends, plans to invest in our business and expectations regarding the market acceptance of our products, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products, including our guidance regarding revenue and mix of new license and cloud contracts; our expectations related to our operations; our ability to invest resources to improve our products and continue to innovate; our partnerships; our future markets; and other risks detailed from time to time in eGain’s filings with the Securities and Exchange Commission, including eGain’s annual report on Form 10-K filed on September 25, 2012, and eGain’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact:	Investor Relations:
Eric Smit, CFO	Charles Messman or Todd Kehrli
408-636-4455	MKR Group, Inc.
iregain@eGain.com	323-468-2300
egan@mkr-group.com

eGain Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30,	June 30,
	2012	2012
ASSETS
Current assets:
Cash and cash equivalents	$10,314	$9,911
Current portion of restricted cash	37	35
Accounts receivable, net	6,254	6,535
Deferred commissions	1,629	955
Prepaid and other current assets	849	795

Total current assets	19,083	18,231
Property and equipment, net	2,415	2,295
Deferred commissions, net of current portion	512	642
Goodwill, net	4,880	4,880
Restricted cash, net of current portion	1,000	1,000
Other assets	882	895

Total assets	$28,772	$27,943

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,520	$1,875
Accrued compensation	3,593	3,385
Accrued liabilities	2,145	1,549
Current portion of deferred revenue	10,292	6,896
Current portion of bank borrowings	1,667	1,666
Related party notes payable	5,674	—

Total current liabilities	24,891	15,371
Deferred revenue, net of current portion	863	1,187
Related party notes payable	—	5,563
Bank borrowings, net of current portion	1,250	1,667
Other long term liabilities	270	242

Total liabilities	27,274	24,030
Stockholders’ equity:
Common stock	24	24
Additional paid-in capital	327,145	326,742
Notes receivable from stockholders	(85)	(85)
Accumulated other comprehensive loss	(684)	(750)
Accumulated deficit	(324,902)	(322,018)

Total stockholders’ equity	1,498	3,913

Total liabilities and stockholders’ equity	$28,772	$27,943

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	September 30,
	2012	2011
Revenue:
License	$713	$2,886
Recurring services	7,174	5,781
Professional services	2,836	1,717

Total revenue	10,723	10,384
Cost of license	45	(10)
Cost of recurring services	1,396	1,266
Cost of professional services	2,903	1,549

Total cost of revenue	4,344	2,805

Gross profit	6,379	7,579
Operating expenses:
Research and development	1,950	1,430
Sales and marketing	5,549	4,104
General and administrative	1,507	1,113

Total operating expenses	9,006	6,647
Income / (loss) from operations	(2,627)	932
Interest expense, net	(141)	(175)
Other income (expense), net	(43)	(210)

Income / (loss) before income tax	(2,811)	547
Income tax expense	(73)	(31)

Net Income / (loss)	$(2,884)	$516

Per share information:
Basic net income / (loss) per common share	$(0.12)	$0.02

Diluted net income / (loss) per common share	$(0.12)	$0.02

Weighted average shares used in computing basic net income / (loss) per common share	24,516	24,141

Weighted average shares used in computing diluted net income / (loss) per common share	24,516	25,977

Summary of stock-based compensation included in the costs and expense above:
Cost of professional and recurring services	29	18
Research and development	77	23
Sales and marketing	96	43
General and administrative	102	46